New Oriental Energy & Chemical Corp.



MARCH, 2010
SECTOR: Manufacturing
INDUSTRY: Specialty Chemical/ Alternative Energy

NEW ORIENTAL ENERGY
Xicheng Industrial Zone,
Luoshan, Xinyang,
Henan, China 464200
Tel: 86-376-2169990
www.neworientalenergy.com

AUDITOR:
Weinberg & Company, P.A.
Boca Raton, FL

TRANSFER AGENT:
Corporate Stock Transfer
Denver, CO

IR Contact:
Ken Donenfeld
DGI Investor Relations Inc.
212 425 5700
donfgroup@aol.com

SELECT FINANCIALS (NASDAQ:NOEC)

Fiscal Year End: March 31
Share Price $1.39 (02/04/10)
Market Cap $80 Million
F/D Shares Outstanding 12.64 Million
Management Ownership 59%
Employees 1,076

2009 Nine Month Revenue
$24.7 Million
2009 Nine Month Net Income (Loss) ($7.94 million)
2009 Q3 Revenues
$8.77 million
2009 Q3 Net Income (Loss)
($1.62 million)

NEW ORIENTAL ENERGY AND CHEMICAL CORP (NASDAQ: NOEC)

New Oriental Energy & Chemical Corp. (NASDAQ: NOEC) is an emerging coal-based alternative fuels and specialty chemical manufacturer based in Henan Province, in the PRC. The Company's core products are urea and other coal-based chemicals primarily utilized as fertilizers. Future growth is anticipated from its focus on expanding production of coal-based alternative fuels, in particular, methanol, as an additive to gasoline and dimethyl ether (DME), which has been a cheaper, more environmentally friendly alternative to LPG for home heating and cooking, and diesel fuel for cars and buses. All of the Company's sales are made through a network of distribution partners in the PRC. Additional information on the Company is available on its website at www.neworientalenergy.com.

Formerly operating under Luoshan Chemical Fertilizer Factory New Oriental, was privatized by current management from the Chinese Government in 2003. Since its inception, the Company has received multiple government accolades for its core fertilizer products while establishing a recognized brand name in the market. The Company's legacy product, Urea, is a nitrogenous fertilizer utilized to improve yields across a variety of different crops. DME is an alternative to liquid petroleum gas in home heating and cooking with the longer term potential of replacing traditional petroleum diesel in cars, trucks and buses, while Methanol is used as a fuel additive and has become an inexpensive way to reduce emissions. DME has been found to reduce NOx emissions by 90% and potentially may be cheaper than traditional petrol diesel in normal economic conditions.

INVESTMENT HIGHLIGHTS

- With 150,000 tons of DME capacity New Oriental potentially is one of the largest producers in China. The Company is one of the few which maintains a license to accommodate up to 600,000 tons of overall DME production capacity. In addition to DME, New Oriental can manufacture up to 150,000 tons of Urea and 100,000 tons of Methanol.
- Fiscal Third Quarter Revenues (ended Dec. 31, 2009) increased 16% or $1,217,334 from the Second Quarter , primarily due to increased methanol sales.
- The Company reported a Third Quarter gross profit of $467,782 in its Fertilizer Business, on a small increase in sales, compared with a $(647,098) loss in the same period the previous year.
- Contributing to the improvement in fertilizer results, the Company was able to capitalize on lower raw materials cost and steady demand.
- While the Company has halted DME sales due to unfavorable pricing, it continues to see a bright future in DME. It plans to resume DME sales when the price for DME rises to over RMB 3,150 per ton in China.
- The Company plans to resume completion of its new DME/Methanol facility in June of 2010.
- The Company's major shareholder and Chairman, has committed to providing financial assistance of approximately $7.3 to $11.7 million over the next few years if necessary.
- The use of DME as an alternative energy is supported by the Chinese government with the National Development and Reform Commission commenting "DME is expected to become a major fuel source suitable for China's energy structure" with plans to expand DME on an "accelerated schedule."
- DME can reduce harmful emissions by 90% as compared to petroleum, increase performance of diesel engines by 10 to 15% while also reducing external noise.
- In a recovering economic environment, with anticipated high oil prices, experts predict that the demand for DME in China will increase at a projected 66% demand CAGR during this decade to 28.9 million tons consumed per year.
- Methanol which has commonly been used as an additive to traditional fuel to lower emissions and costs is capable of achieving a 14% demand CAGR over 5 years to 12.8 million tons consumed per year if oil prices increase.
- Home heating and cooking applications have been the initial target markets for DME as a substitute for LPG. New applications such as generators, automobiles and light trucks are currently available to accommodate the use of DME and Biodiesel. The adoption of DME and Biodiesel in these applications would drive a significant increase in consumption.

Narrowed Loss in Third Quarter as Fertilizer Segment Recorded Small Gross Profit—In February, the Company reported a narrowed loss of $(1,616,408) for the third quarter of fiscal year 2010, compared with a loss of $(2,130,827) in the same period last year, and a loss of $(3,155,659) in its second quarter this year. While revenues in the third quarter ended December 31, 2009 declined to $8,770,449 compared to $10,614,418 in the same period last year, they increased $1,217,334 or 16% from the second quarter this year, primarily due to increased methanol sales. For the nine months ended December 31, 2009 the Company reported revenues of $24,704,321 compared with $40,533,491 in the first nine months of the previous fiscal year. The net loss of $(7,940,922) in the first nine months this year compared with a net loss of $(1,858,266) in the same period in fiscal 2009. The decline in three month and nine month revenues was a consequence of the Company's decision to temporarily halt the production and sale of DME until market conditions improve. A turnaround in the Company's fertilizer business was reflected in a third quarter gross profit of $467,782, on a small increase in sales, as the Company was able to capitalize on lower raw material costs and steady demand.

With respect to the Company's halt in DME sales, the Company has gone through a prolonged period where the economics of producing this coal-based alternative fuel have been unfavorable as reflected, in particular, in relatively low world oil and DME prices and relatively high coal prices in China. The cleaner, more environmentally sound coal-based DME produced by the Company competes against wide usage in China of LPG for home heating and cooking. The Company said that in the third quarter it saw increased demand for methanol which it produced to maintain its market position despite negative gross margins.

Mr. Chen Si Qiang, CEO and Chairman of the Company, stated, "We continue to see progress on the horizon in demand for our alternative fuels and in the dynamics of cost and pricing for producing these more efficient and clean alternatives to LPG, diesel and gasoline. As such, we believe we will continue to produce methanol and at some point soon resume production of DME when the price for DME increases to over RMB 3,150 per ton in China. Our aim also is to resume completion of the new methanol/DME facility in June, keeping in mind that we have used cash flow and loans to finance its construction and have had to postpone activity on the plant pending an improved business and financing environment. Once DME production is resumed, we believe it will take about a year of steady improvement to see normalization in production levels. Longer term, we still envision a very bright future in China for coal-based DME."

200,000 TON METHANOL PLANT COMPLETION ANTICIPATED JUNE 2010





Upon completion, NOEC's new 200,000 ton capacity methanol plant will make the Company self sufficient in the production of methanol required to achieve maximum DME production, and also permit the sale of surplus methanol. Pictured above and below (clockwise left to right) are selected phases of the project at or near completion including the pressure swing adsorption facility, synthesis workshop and desulphurization plant.

NEW ORIENTAL'S DEMAND DRIVERS



*China is the second largest consumer of oil in the world and has been a net oil importer since 1993. Greater dependence on foreign oil is driving government action
*Deteriorating environmental conditions also are being addressed by the government
*Economics of alternative energy historically have been compelling— and at some point in the future are likely to be so again
*China has abundant low-cost coal reserves, with coal being the primary feedstock for DME/Methanol production. Coal prices are expected to moderate again over time
*Limited penetration of Alternative Energy vs. Total Annual use creates large market opportunity
*The government looks to greatly expand the use of DME in the future
*Reflecting government support for DME, last year the government lowered the VAT tax on DME from 17% to 13%; it also provided financial awards to NOEC for reduced coal consumption and reduced energy consumption and air pollution in its DME production process; it "certified" NOEC's DME Technical Center
*New Oriental is well positioned to capitalize on the strong secular trends for cleaner and cheaper energy in a still rapidly growing Chinese economy, based on its expanding production capacity and first mover advantage

Core Chemical Products → Urea

Emerging Alternative Energy Products → Dimethyl Ether (DME), Methanol

PRODUCT OFFERING	APPLICATION
Urea	Traditionally crop fertilizer, also used in resin, plastics and medicine. Small profit in Q3
Dimethyl Ether (DME)	Alternative to petro-diesel fuel; Production expected to restart shortly
Methanol	Alternative to fossil fuel and fuel additive; Minimal current production

MANAGEMENT TEAM

Chen Si Qiang, Chairman and CEO

Mr. Chen has been a director of New Oriental Energy and Chemical since 2003 and was part of the senior management team that helped to privatize the assets of New Oriental from the Chinese Government in October 2003. From 2000 to 2003, he served as the Chairman of the Board of Directors of Xinyang Hongchang Channel Gas Engineering Company Limited.

Wang Gui Quan, ***President***

Mr. Wang has been a director of New Oriental Energy and Chemical since 2003 and the General Manager and Secretary since October 2003. From May 1998 to September 2003, Mr. Wang, a government-authorized Senior Engineer, was the Factory Director and Vice Secretary of Xixian Chemical Fertilizer.

Li Donglai, ***Chief Financial Officer***

Mr. Li took over as CFO in February of 2009. Previously he served as a Vice President of the Company. He also has been the CFO of NOEC's indirect wholly-owned subsidiary, Henan Jinding Chemical Co., Ltd. Since September 2003. Previously, Mr. Li served as Controller and Vice President of Finace at Xinyang Tianit Mining Development Co., Ltd.